UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2010 (October 1, 2010)

Oxford Resource Partners, LP
(Exact name of registrant as specified in its charter)

Delaware	001-34815	77-0695453
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 South High Street, Suite 3450 Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 643-0314

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 1, 2010, the Class A Members of Oxford Resources GP, LLC (the “General Partner”), the general partner of Oxford Resource Partners, LP (the “Registrant”), adopted a resolution that increased the number of members of the Board of Directors of the General Partner (the “Board”) from six to seven and elected Robert J. Messey to the Board. Mr. Messey will serve as an independent director and has been appointed to serve as a member of the Audit Committee of the Board.
There are no arrangements or understandings between Mr. Messey and any other persons pursuant to which Mr. Messey was appointed a director of the Registrant. There are no transactions in which Mr. Messey has an interest requiring disclosure under Item 404(a) of Regulation S-K.
Mr. Messey will receive compensation for his service on the Board in accordance with the General Partner’s standard compensatory arrangement for non-employee directors. A description of the General Partner’s non-employee director compensation program can be found under the caption “MANAGEMENT — Compensation of Directors” in the Registrant’s prospectus for its initial public offering that was filed with the Securities and Exchange Commission on July 15, 2010. In connection with his commencement of service on the Board, Mr. Messey will receive a one-time grant of common units of the Registrant on October 8, 2010 in an amount equal to 50,000 divided by the closing sales price of the Registrant’s common units on the New York Stock Exchange on such date.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Oxford Resource Partners, LP
	By:	Oxford Resources GP, LLC, its general partner

Dated: October 4, 2010	By:	/s/ Jeffrey M. Gutman
		Name:	Jeffrey M. Gutman
		Title:	Senior Vice President, Chief Financial Officer and Treasurer

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